Exhibit 99.1

May 28, 2008 — Frequently Asked Questions and Answers — (FAQ’s)

From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	What is the status of boceprevir?

A	Schering-Plough announced on May 21, 2008 that it is initiating two Phase III studies with boceprevir, its investigational oral hepatitis C protease inhibitor, in patients chronically infected with hepatitis C virus (HCV) genotype 1. At this time, Schering-Plough believes, in spite of the chemical synthetic process complexities, it will have adequate clinical drug supply for the phase III program.

Q	What are the IMS prescription volumes for VYTORIN and ZETIA?

A	U.S. Total Prescription Volume (000’s)

	January 2008	February 2008	March 2008	April 2008
Cholesterol Management Market	20,402	18,941	19,687	19,543
Total Merck/Schering-Plough Franchise	3,205	2,773	2,803	2,492
VYTORIN	1,839	1,597	1,610	1,420
ZETIA	1,366	1,176	1,193	1,072

Source: IMS’ National Prescription Audit Plus (NPA+) as of May 14, 2008, which includes routine refinements by IMS to previously published data.

Q	When will the Thrombin Receptor Antagonist (TRA) Phase II study results be published?

A	The results of the Phase II trial (Thrombin Receptor Antagonist — Percutaneous Coronary Intervention [TRA-PCI]) were initially presented at the American College of Cardiology in March 2007.

The results from this Phase II clinical study have been submitted to a peer reviewed journal by the study’s principal investigators and are under review.

Q	What is the outlook for Schering-Plough’s full year 2008 effective tax rate?

A	Schering-Plough estimates its full year 2008 effective tax rate to be in the mid-to-high teens, excluding purchase accounting adjustments, acquisition related items, and other specified items.

DISCLOSURE NOTICE: The information in the frequently asked questions included in this FAQ, and in other written and oral statements about Schering-Plough and its business made by Schering-Plough or its officers from time to time, includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prescription trends for VYTORIN and ZETIA, the timing of regulatory reviews and approvals, the timing of the presentation of clinical data, and outlook.

Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces (such as customer buying patterns); economic factors; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the outcome of contingencies such as litigation and investigations; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; and media and societal reaction to such developments, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in Schering-Plough’s 2008 10-Q, filed May 6, 2008.